Source:     Stephen H. Clark
Marissa Travaline
609-561-9000
South Jersey Industries, Inc. and Subsidiaries
Comparative Earnings Statements
(In Thousands Except Per Share Data)
Unaudited

	Three Months Ended
	June 30,
	2015	2014
Operating Revenues:
Utility	$ 75,294	$ 68,903
Nonutility	102,416	64,368

Total Operating Revenues	177,710	133,271

Operating Expenses:
Cost of Sales - (Excluding depreciation)
- Utility	24,901	24,623
- Nonutility	66,044	54,324
Operations	33,802	30,652
Maintenance	3,928	3,181
Depreciation	17,430	15,495
Energy and Other Taxes	1,265	1,241

Total Operating Expenses	147,370	129,516

Operating Income	30,340	3,755

Other Income and Expense	3,040	4,185
Interest Charges	(7,474)	(6,846)

Income Before Income Taxes	25,906	1,094

Income Taxes	3,279	9,510
Equity in Loss of Affiliated Companies	(15,844)	(903)

Income from Continuing Operations	13,341	9,701

Loss from Discontinued Operations - (Net of tax benefit)	(74)	(80)

Net Income	$ 13,267	$ 9,621

Basic Earnings per Common Share:

Continuing Operations	$ 0.19	$ 0.15
Discontinued Operations	0	0

Basic Earnings per Common Share	$ 0.19	$ 0.15

Average Shares of Common Stock Outstanding - Basic	68,467	65,926

Diluted Earnings per Common Share:

Continuing Operations	$ 0.19	$ 0.15
Discontinued Operations	0	0

Diluted Earnings per Common Share	$ 0.19	$ 0.15

Average Shares of Common Stock Outstanding - Diluted	68,653	66,074

	Six Months Ended
	June 30,
	2015	2014
Operating Revenues:
Utility	$ 341,824	$ 279,232
Nonutility	218,838	204,240

Total Operating Revenues	560,662	483,472

Operating Expenses:
Cost of Sales - (Excluding depreciation)
- Utility	169,875	127,700
- Nonutility	162,777	179,385
Operations	75,663	70,002
Maintenance	7,926	6,440
Depreciation	34,249	30,486
Energy and Other Taxes	3,461	3,194

Total Operating Expenses	453,951	417,207

Operating Income	106,711	66,265

Other Income and Expense	5,281	6,553
Interest Charges	(16,075)	(13,930)

Income Before Income Taxes	95,917	58,888

Income Taxes	(13,334)	(2,359)
Equity in (Loss) Earnings of Affiliated Companies	(15,389)	1,383

Income from Continuing Operations	67,194	57,912

Loss from Discontinued Operations - (Net of tax benefit)	(350)	(393)

Net Income	$ 66,844	$ 57,519

Basic Earnings per Common Share:

Continuing Operations	$ 0.98	$ 0.88
Discontinued Operations	0	0

Basic Earnings per Common Share	$ 0.98	$ 0.88

Average Shares of Common Stock Outstanding - Basic	68,432	65,728

Diluted Earnings per Common Share:

Continuing Operations	$ 0.98	$ 0.88
Discontinued Operations	0	0

Diluted Earnings per Common Share	$ 0.98	$ 0.88

Average Shares of Common Stock Outstanding - Diluted	68,636	65,880